SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

                                ----------------

                                 Amendment No. 2

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
                         SECURITIES EXCHANGE ACT OF 1934

                                  LODGIAN, INC.
                                (Name of Issuer)

                          COMMON STOCK, PAR VALUE $0.01
                         (Title of Class of Securities)

                                    54021P403
                                 (CUSIP Number)

                                December 31, 2008
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 2 OF 43


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Partners
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 3 OF 43


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Institutional Partners, L.P.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 4 OF 43


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         M. H. Davidson & Co.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 5 OF 43


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner International, Ltd.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            British Virgin Islands
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                  [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            CO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 6 OF 43


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Serena Limited
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                 [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            CO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 7 OF 43


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Event Driven Equities Fund LP
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                  [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 8 OF 43


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Event Driven Equities International Ltd.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            CO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 9 OF 43


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         MHD Management Co.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            0.0
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 10 OF 43


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Advisers Inc.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            IA
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 11 OF 43


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner International Advisors, L.L.C.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            OO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 12 OF 43


-----------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         DK Group LLC
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                  [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            OO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 13 OF 43


-----------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         DK Management Partners LP
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 14 OF 43


-----------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         DK Stillwater GP LLC
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            OO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 15 OF 43


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Thomas L. Kempner, Jr.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                  [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 16 OF 43


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Marvin H. Davidson
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 17 OF 43


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Stephen M. Dowicz
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                 [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 18 OF 43


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Scott E. Davidson
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 19 OF 43


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Michael J. Leffell
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                  [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 20 OF 43


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Timothy I. Levart
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            United Kingdom & United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                  [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 21 OF 43


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Robert J. Brivio, Jr.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                  [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 22 OF 43


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Eric P. Epstein
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 23 OF 43


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Anthony A. Yoseloff
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                 [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 24 OF 43


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Avram Z. Friedman
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 25 OF 43


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Conor Bastable
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            0
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 26 OF 43


ITEM 1(a).     NAME OF ISSUER:

               Lodgian, Inc. (the "Company")

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               3445 Peachtree Road, N.E., Suite 700
               Atlanta, GA 30326

ITEM 2(a).     NAME OF PERSON FILING:

          This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

               (i) Davidson Kempner Partners, a New York limited partnership ("DKP");

              (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

             (iii)  M. H. Davidson & Co., a New York limited partnership
                    ("CO");

              (iv) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

               (v)  Serena Limited, a Cayman Islands corporation ("Serena");

              (vi) Davidson Kempner Event Driven Equities Fund LP, a Delaware limited partnership ("EDEF");

             (vii) Davidson Kempner Event Driven Equities International Ltd., a Cayman Islands corporation ("EDEI");

            (viii) MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD");

              (ix) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI"), which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

               (x) Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company and the manager of DKIL and Serena ("DKIA");

              (xi) DK Group LLC, a Delaware limited liability company and the general partner of EDEF ("DKG");

             (xii) DK Management Partners LP, a Delaware limited partnership and the investment manager of EDEI ("DKMP");

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 27 OF 43


            (xiii) DK Stillwater GP LLC, a Delaware limited liability company and the general partner of DKMP ("DKS"); and

             (xiv)  Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen
                    M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman and Conor Bastable (collectively, the "Principals"), who are the general partners of CO and MHD, the sole managing members of DKIA and DKG and the sole stockholders of DKAI. Messrs. Thomas L. Kempner, Jr. and Timothy I. Levart are Executive Managing Member and Deputy Executive Managing Member, respectively, of DKS. Each of Messrs. Kempner and Levart, together with Messrs. Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman and Conor Bastabler are limited partners of DKMP.

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE:

          The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

ITEM 2(c).     CITIZENSHIP:

               (i)  DKP - a New York limited partnership

              (ii)  DKIP - a Delaware limited partnership

             (iii)  CO - a New York limited partnership

              (iv)  DKIL - a British Virgin Islands corporation

               (v)  Serena - a Cayman Islands corporation

              (vi)  EDEF - a Delaware limited partnership

             (vii)  EDEI - a Cayman Islands corporation

            (viii)  MHD - a New York limited partnership

              (ix)  DKAI - a New York corporation

               (x)  DKIA - a Delaware limited liability company

              (xi)  DKG - a Delaware limited liability company

             (xii)  DKMP - a Delaware limited partnership

            (xiii)  DKS - a Delaware limited liability company

             (xiv)  Thomas L. Kempner, Jr. - United States

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 28 OF 43


              (xv)  Marvin H. Davidson - United States

             (xvi)  Stephen M. Dowicz - United States

            (xvii)  Scott E. Davidson -United States

           (xviii)  Michael J. Leffell - United States

             (xix)  Timothy I. Levart - United Kingdom & United States

              (xx)  Robert J. Brivio, Jr. - United States

             (xxi)  Eric P. Epstein - United States

            (xxii)  Anthony A. Yoseloff - United States

           (xxiii)  Avram Z. Friedman - United States

           (xxiv)   Conor Bastable - United States

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

          COMMON STOCK, PAR VALUE $0.01

ITEM 2(e).     CUSIP NUMBER:

          54021P403

ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A:

               (a)  [ ]   Broker or dealer registered under Section 15 of the
                          Act;

               (b)  [ ]   Bank as defined in Section 3(a)(6) of the Act;

               (c)  [ ]   Insurance Company as defined in Section 3(a)(19) of
                          the Act;

               (d)  [ ]   Investment Company registered under Section 8 of the
                          Investment Company Act of 1940;

               (e)  [ ]   Investment Adviser registered under Section 203 of
                          the Investment Advisers Act of 1940:  see
                          Rule 13d-1(b)(1)(ii)(E);

               (f)  [ ]   Employee Benefit Plan, Pension Fund which is subject
                          to the provisions of the Employee Retirement Income
                          Security Act of 1974 or Endowment Fund; see
                          Rule 13d-1(b)(1)(ii)(F);

               (g)  [ ]   Parent Holding Company, in accordance with
                          Rule 13d-1(b)(ii)(G);

               (h)  [ ]   Savings Associations as defined in Section 3(b) of
                          the Federal Deposit Insurance Act;

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 29 OF 43


               (i)  [ ]   Church Plan that is excluded from the definition of
                          an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

               (j)  [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.        OWNERSHIP.

     A.   DKP

          (a)  Amount beneficially owned: 0

          (b)  Percent of class: 0.0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 0

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition: 0

     B.   DKIP

          (a)  Amount beneficially owned: 0

          (b)  Percent of class: 0.0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 0

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition: 0

     C.   CO

          (a)  Amount beneficially owned: 0

          (b)  Percent of class: 0.0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 0

             (iii)  sole power to dispose or to direct the disposition: 0

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 30 OF 43


              (iv)  shared power to dispose or to direct the disposition: 0

     D.   DKIL

          (a)  Amount beneficially owned: 0

          (b)  Percent of class: 0.0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 0

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition: 0

     E.   Serena

          (a)  Amount beneficially owned: 0

          (b)  Percent of class: 0.0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 0

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition: 0

     F.   EDEF

          (a)  Amount beneficially owned: 0

          (b)  Percent of class: 0.0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 0

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition: 0

     G.   EDEI

          (a)  Amount beneficially owned: 0

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 31 OF 43

          (b)  Percent of class: 0.0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 0

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition: 0

     H.   MHD

          (a)  Amount beneficially owned: 0

          (b)  Percent of class: 0.0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 0

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition: 0

     I.   DKAI

          (a)  Amount beneficially owned: 0

          (b)  Percent of class: 0.0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 0

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition: 0

     J.   DKIA

          (a)  Amount beneficially owned: 0

          (b)  Percent of class: 0.0%

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 32 OF 43

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 0

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition: 0

     K.   DKG

          (a)  Amount beneficially owned: 0

          (b)  Percent of class: 0.0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 0

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition: 0

     L.   DKMP

          (a)  Amount beneficially owned: 0

          (b)  Percent of class: 0.0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 0

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition: 0

     M.   DKS

          (a)  Amount beneficially owned: 0

          (b)  Percent of class: 0.0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 33 OF 43

              (ii)  shared power to vote or to direct the vote: 0

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition: 0

     N.   Thomas L. Kempner, Jr.

          (a)  Amount beneficially owned: 0

          (b)  Percent of class: 0.0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 0

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition: 0

     O.   Marvin H. Davidson

          (a)  Amount beneficially owned: 0

          (b)  Percent of class: 0.0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 0

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition: 0

     P.   Stephen M. Dowicz

          (a)  Amount beneficially owned: 0

          (b)  Percent of class: 0.0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 0

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition: 0

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 34 OF 43


Q.   Scott E. Davidson

          (a)  Amount beneficially owned: 0

          (b)  Percent of class: 0.0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 0

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition: 0

     R.   Michael J. Leffell

          (a)  Amount beneficially owned: 0

          (b)  Percent of class: 0.0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 0

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition: 0

     S.   Timothy I. Levart

          (a)  Amount beneficially owned: 0

          (b)  Percent of class: 0.0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 0

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition: 0

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 35 OF 43

     T.   Robert J. Brivio, Jr.

          (a)  Amount beneficially owned: 0

          (b)  Percent of class: 0.0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 0

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition: 0

     U.   Eric P. Epstein

          (a)  Amount beneficially owned: 0

          (b)  Percent of class: 0.0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 0

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition: 0

     V.   Anthony A. Yoseloff

          (a)  Amount beneficially owned: 0

          (b)  Percent of class: 0.0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 0

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition: 0

     W.   Avram Z. Friedman

          (a)  Amount beneficially owned: 0

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 36 OF 43

          (b)  Percent of class: 0.0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 0

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition: 0

     W.   Conor Bastable

          (a)  Amount beneficially owned: 0

          (b)  Percent of class: 0.0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 0

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition: 0


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               See Item 4.

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 37 OF 43

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

          Each of the Reporting Persons hereby makes the following certification:

          By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 38 OF 43


                                   SIGNATURES

          After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 17, 2009               DAVIDSON KEMPNER PARTNERS
                                        By: MHD Management Co.,
                                        its General Partner

                                        /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Managing Partner

                                        DAVIDSON KEMPNER INSTITUTIONAL
                                        PARTNERS, L.P.
                                        By: Davidson Kempner Advisers Inc.,
                                        its General Partner

                                        /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: President

                                        M.H. DAVIDSON & CO.

                                        /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title:    Managing Partner

                                        DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                        By: Davidson Kempner International
                                        Advisors, L.L.C.,
                                        its Investment Manager

                                        /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

                                        SERENA LIMITED
                                        By: Davidson Kempner International
                                        Advisors, L.L.C.,
                                        its Investment Manager

                                        /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 39 OF 43


                                        DAVIDSON KEMPNER EVENT DRIVEN EQUITIES
                                        FUND LP
                                        By:  DK Group LLC,
                                        its General Partner

                                        /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

                                        DAVIDSON KEMPNER EVENT DRIVEN EQUITIES
                                        INTERNATIONAL LTD.
                                        By:  DK Management Partners LP,
                                        its Investment Manager
                                        By:  DK Stillwater GP LLC,
                                        its general partner

                                        /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

                                        MHD MANAGEMENT CO.

                                        /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Managing Partner

                                        DAVIDSON KEMPNER ADVISERS INC.

                                        /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: President

                                        DAVIDSON KEMPNER INTERNATIONAL
                                        ADVISORS, L.L.C.

                                        /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

                                        DK GROUP LLC

                                        /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 40 OF 43


                                        DK MANAGEMENT PARTNERS LP
                                        By:  DK Stillwater GP LLC,
                                        its general partner

                                        /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

                                        DK STILLWATER GP LLC

                                        /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

                                        /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Thomas L. Kempner, Jr.

                                        /s/ Marvin H. Davidson
                                        ----------------------------------------
                                        Marvin H. Davidson

                                        /s/ Stephen M. Dowicz
                                        ----------------------------------------
                                        Stephen M. Dowicz

                                        /s/ Scott E. Davidson
                                        ----------------------------------------
                                        Scott E. Davidson

                                        /s/ Michael J. Leffell
                                        ----------------------------------------
                                        Michael J. Leffell

                                        /s/ Timothy I. Levart
                                        ----------------------------------------
                                        Timothy I. Levart

                                        /s/ Robert J. Brivio, Jr.
                                        ----------------------------------------
                                        Robert J. Brivio, Jr.

                                        /s/ Eric P. Epstein
                                        ----------------------------------------
                                        Eric P. Epstein

                                        /s/ Anthony A. Yoseloff
                                        ----------------------------------------
                                        Anthony A. Yoseloff

                                        /s/ Avram Z. Friedman
                                        ----------------------------------------
                                        Avram Z. Friedman

                                        /s/ Conor Bastable
                                        ----------------------------------------
                                        Conor Bastable

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 41 OF 43



                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

          The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  February 17, 2009               DAVIDSON KEMPNER PARTNERS
                                        By: MHD Management Co.,
                                        its General Partner

                                        /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Managing Partner

                                        DAVIDSON KEMPNER INSTITUTIONAL
                                        PARTNERS, L.P.
                                        By: Davidson Kempner Advisers Inc.,
                                        its General Partner

                                        /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: President

                                        M.H. DAVIDSON & CO.

                                        /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Managing Partner

                                        DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                        By: Davidson Kempner International
                                        Advisors, L.L.C.,
                                        its Investment Manager

                                        /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 42 OF 43


                                        SERENA LIMITED
                                        By: Davidson Kempner International
                                        Advisors, L.L.C.,
                                        its Investment Manager

                                        /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

                                        DAVIDSON KEMPNER EVENT DRIVEN EQUITIES
                                        FUND LP
                                        By:  DK Group LLC,
                                        its General Partner

                                        /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

                                        DAVIDSON KEMPNER EVENT DRIVEN EQUITIES
                                        INTERNATIONAL LTD.
                                        By:  DK Management Partners LP,
                                        its Investment Manager
                                        By:  DK Stillwater GP LLC,
                                        its general partner

                                        /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

                                        MHD MANAGEMENT CO.

                                        /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Managing Partner

                                        DAVIDSON KEMPNER ADVISERS INC.

                                        /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: President

                                        DAVIDSON KEMPNER INTERNATIONAL
                                        ADVISORS, L.L.C.

                                        /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

Schedule 13G/A
CUSIP No. 54021P403                                               PAGE 43 OF 43


                                        DK GROUP LLC

                                        /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

                                        DK MANAGEMENT PARTNERS LP
                                        By:  DK Stillwater GP LLC,
                                        its general partner

                                        /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

                                        DK STILLWATER GP LLC

                                        /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

                                        /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Thomas L. Kempner, Jr.

                                        /s/ Marvin H. Davidson
                                        ----------------------------------------
                                        Marvin H. Davidson

                                        /s/ Stephen M. Dowicz
                                        ----------------------------------------
                                        Stephen M. Dowicz

                                        /s/ Scott E. Davidson
                                        ----------------------------------------
                                        Scott E. Davidson

                                        /s/ Michael J. Leffell
                                        ----------------------------------------
                                        Michael J. Leffell

                                        /s/ Timothy I. Levart
                                        ----------------------------------------
                                        Timothy I. Levart

                                        /s/ Robert J. Brivio, Jr.
                                        ----------------------------------------
                                        Robert J. Brivio, Jr.

                                        /s/ Eric P. Epstein
                                        ----------------------------------------
                                        Eric P. Epstein

                                        /s/ Anthony A. Yoseloff
                                        ----------------------------------------
                                        Anthony A. Yoseloff

                                        /s/ Avram Z. Friedman
                                        ----------------------------------------
                                        Avram Z. Friedman

                                        /s/ Conor Bastable
                                        ----------------------------------------
                                        Conor Bastable